Exhibit 10.52

AMENDMENT TO
EMPLOYMENT AGREEMENT

                    AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of December 16, 2009 between XL Capital Ltd, a Cayman Islands corporation (the “Company”) and Sarah E. Street (the “Executive”).

                    WHEREAS, the Company and the Executive are parties to an Amended Employment Agreement dated as of October 1, 2006 (the “Agreement”);

                    WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

                    NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors (as defined in the Agreement) and the Executive hereby agree as follows:

                    1. The penultimate sentence of Section 5 is amended to read in its entirety as follows:

“Any annual bonus shall be paid in cash in a lump sum after the end of the calendar year for which the annual bonus is paid and no later than March 15 following such calendar year, unless deferred at the Executive’s option in accordance with the provisions of any applicable deferred compensation plan of the Company or its subsidiaries in effect from time to time.”

                    2. Clause (i) of Section 8(b) is amended to read in its entirety as follows:

          “(i) a cash lump sum payment made, subject to Section 25 below, 60 days after the date of termination in an amount equal to the Base Salary as provided in Section 4, above, that would have been paid to the Executive had she remained employed through the end of the sixth month after the month in which the Executive’s employment terminates due to disability,”

                    3. Clause (iii) of Section 8(b) is amended by deleting “within 45” and replacing it with “60.”

                    4. The last sentence of clause (i) of Section 8(d) is amended to read in its entirety as follows:

“For the avoidance of doubt, if a notice of non-renewal of this Agreement pursuant to Section 2 is issued by the Company, the termination of the Executive’s employment at the end of the term shall be considered a termination by the Company without Cause hereunder.”

                    5. Clause (ii)(B) of Section 8(d) is amended to read in its entirety as follows:

          “(B) provided the Executive executes, on or before the date that is fifty (50) days following the date of her termination of employment, a general release of claims against the Company and its Affiliates (as defined below) in form and substance satisfactory to the Company and does not revoke such release prior to the end of the seven day statutory revocation period, a cash lump sum payment made sixty (60) days after termination of employment equal to (x) two times the Executive’s annual Base Salary, at the annual rate in effect in accordance with Section 4, above, immediately prior to such termination and (y) one times the higher of the targeted annual bonus for the year of such termination, if any, or the average of the Executive’s annual bonus payable by the Company for the three years immediately preceding the year of termination (or such shorter period during which the Executive has been employed by the Company),”

                    6. Clause (iii) of Section 8(d) is amended by deleting “(A)” the first time it appears therein and by deleting “within 30” and replacing it with “60.”

                    7. Clause (iii)(A) of Section 8(d) is amended by adding the following at the end thereof: “, to be paid in accordance with the Company’s regular payroll practices,”

                    8. Clause (iii)(G) of Section 8(d) is amended to read in its entirety as follows:

          “(G) full and immediate vesting under the Company’s retirement plans as of the date of termination, to the extent permitted by applicable law; provided, however, that if such full and immediate vesting cannot be provided under a “qualified employer plan” (within the meaning of Treas. Reg. Section 1.409A-1(a)(2)) under applicable law, then the present value of economically equivalent benefits, determined using reasonable assumptions and on an after-tax basis to the Executive, shall be paid in a cash lump sum to the Executive, subject to Section 25 below, 60 days after termination of employment.”

                    9. The last paragraph of Section 8(d)(iii) is amended to read in its entirety as follows:

          “Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in (A)-(G) above, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within one year prior to the date on which a “409A Change in Control” (as defined below) occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the 409A Change in Control or (ii) otherwise arose in connection with or anticipation of the 409A Change in Control; provided, however, that in such event, amounts in excess of those otherwise payable to the Executive under Section 8(d)(ii) above will be payable hereunder only following the 409A Change in Control (and, subject to Section 25 below, on the date of the 409A

Change in Control). For purposes hereof, a “409A Change in Control” means a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to the Company that also constitutes a Change in Control.”

                    10. Section 9(a) is amended by deleting the word “Code” in the first place it appears therein and replacing it with “United States Internal Revenue Code of 1986, as amended (the “Code”).”

                    11. The fourth paragraph of Section 11 is amended by deleting “within 30 days following termination of employment” therefrom and inserting the following in its place: “60 days following her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.”

                    12. The first sentence of Section 17 is amended by adding the following at the end thereof:

“against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in her capacity as an officer, director or employee of the Company or its Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate.”

                    13. Section 25(b) is amended to read in its entirety as follows:

          “(b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to the Executive no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which she remits the related taxes. No action or failure to act, pursuant to this Section 25 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.”

                    14. Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

                    15. All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

                    16. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

XL CAPITAL LTD

By:	/s/ Kirstin R. Gould

GUARANTORS:

XL INSURANCE (BERMUDA) LTD (formerly XL INSURANCE LTD)

By:	/s/ Kirstin R. Gould

XL RE LTD

By:	/s/ Kirstin R. Gould

READ, ACCEPTED & AGREED

/s/ Sarah E. Street

Sarah E. Street